Exhibit 99.1

One Casper Street Danbury, CT 06810 Main: 203-798-8000 Fax: 203-798-7740 www.mannkindcorp.com

December 21, 2015

Duane M. DeSisto

3 Beavertail Road

Jamestown, RI 02835

Dear Duane,

Congratulations! The MannKind team has been very impressed with your background and credentials, and we are genuinely pleased to offer you full-time employment with MannKind Corporation (“MannKind” or the “Company”), in the exempt position of Chief Executive Officer located in Danbury, CT. As Chief Executive Officer, you will perform such duties as directed by MannKind’s Board of Directors, and you will report directly to the Board of Directors. Upon election by the Board, you will serve as a director on the Board of MannKind and you agree to resign from the Board concurrent with the termination of your employment with MannKind for any reason.

We will target your employment to commence on January 5, 2016. Please be advised that this offer is contingent upon satisfactory reference and background checks and receipt of results of a satisfactory drug screening test. In the coming days, you will receive an email with information regarding the test, contact and location information for the laboratory as well as the hours of operation. This screening test must be completed no later than two weeks from the date of this letter.

You will be paid on a bi-weekly basis, on regular payroll schedule, the amount of $23,076.92, equating to an annualized base salary of $600,000.00. You will be eligible to participate in the MannKind Discretionary Bonus Plan. Your Bonus for your first year of employment shall be guaranteed at $400,000.

You will be eligible to participate in MannKind’s Equity Incentive Plan, as approved by the Board of Directors. At the next quarterly Board meeting after your hire date, we will recommend that you be granted an equity award of 8,000,000 stock options at an exercise price equal to the fair market value of the common stock at the time of grant. If your start date is less than two weeks prior to the next quarterly Board meeting, the recommendation will be submitted in the following quarter. Grants will begin vesting based on your hire date. The stock options will vest monthly over four years with a one-year cliff so long as you remain in continuous service with MannKind, and one-half of the amount of such stock options will also be subject to performance goals so that they will be exercisable only once the MannKind stock price has reached a 25% premium over the fair market value of the common stock on the date of grant of your options for 30 consecutive days. The options will be governed in full by the terms and conditions of MannKind’s Equity Incentive Plan and your individual option agreement. It is the intent that there would be no other equity award to you during the first three years of your employment.

If an action or proceeding is brought against you by your former employer, Insulet, to enforce any or all noncompetition and/or nonsolicitation obligations that you may have with respect to Insulet pursuant to your Retirement Agreement with Insulet dated September 16, 2014, Section 5 of the Insulet Severance Plan, and/or the July 9, 2001 Non-Competition and Non-Solicitation Agreement between you and Insulet, in each case where the action or proceeding arises out of or relates to your employment or proposed employment with the Company (each, an “Action”), the Company agrees to defend and indemnify you for any and all costs, fees, expenses and liabilities (the “Expenses,” which shall include, without limitation, attorneys’ fees) arising out of or relating to the investigation, defense, prosecution, settlement and/or appeal of any such Action, and to advance all Expenses in connection therewith. If your employment with the Company results in Insulet refusing to continue to pay cash severance payments to you under your Retirement Agreement and there is an Action that results in a judgment prohibiting you from continuing employment with the Company, then the Company will pay you one-half of the amount of lost cash severance payments from Insulet, less any cash payments received by you from MannKind for base salary, bonus or severance as of or as a result of your termination of employment with the Company; provided that in the event you later recover any of the lost cash severance payments from Insulet, you will pay one-half of any such recovery to the Company, up to the total amount paid by the Company to you pursuant to this sentence.

Enclosed and included as part of this offer (Attachment One) is information about the main points of the Company’s relocation assistance program, which MannKind will provide to you to relocate to the “local area”. Upon acceptance of this offer, a representative of NEI will contact you to initiate your relocation benefits.

MannKind will provide relocation assistance to you in good faith; however, should you voluntarily leave the Company before one year for any reason, you will be required to repay the Company all funds paid, either to you or on your behalf, for relocation purposes.

We have a substantial list of fringe benefits, including the following: 22 days PTO annually, which accrues on a bi-weekly basis; short term and long term disability insurance; company-paid life insurance; a 401(k) tax deferred savings program; flexible spending accounts; health, vision and dental insurance, and twelve paid holidays. The holidays and other time off benefits will be prorated based on your date of hire. All benefits, policies and rules are subject to change from time to time at the Company’s discretion. All benefits outlined in this offer letter are contingent on your continuing employment with MannKind Corporation in a benefit eligible status.

Shortly after we are in receipt of your acceptance, you will receive a welcome email from our onboarding manager, with a link to your personalized onboarding portal. Through this portal you will have access to most of the required MannKind policies and agreements that will require your signature such as, the Employee Proprietary Information and Inventions Agreement, an Arbitration Agreement, a Policy Against Insider Trading, Code of Business Conduct and Ethics, and an Employee Acknowledgement Form, required after reading the MannKind Employee Sourcebook. Of course, the company may require additional policies or agreements to be signed and acknowledged in the future.

Employment at MannKind is at will, which means that either you or MannKind can end the employment relationship at any time, and for any reason or for no reason, with or without cause or notice. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written, and cannot be modified or amended except in writing by an officer of the company. As required by law, this offer is subject to satisfactory proof of your right to work in the United States. This at will employment relationship cannot be changed except in writing as approved by the Board of Directors of MannKind.

We appreciate the energy and enthusiasm you demonstrated during our interview and selection process and we look forward to a favorable response to our offer. We have many exciting challenges ahead and believe you can make a significant contribution to MannKind. At your earliest convenience, please sign and date this letter and return it to Linda Adreveno, Sr. V. P. Human Resources, to indicate your acceptance of this written offer of employment.

If you should have any questions, please don’t hesitate to contact me.

Sincerely,

/s/ Alfred E. Mann

Alfred E. Mann

Executive Chairman

I have carefully read and understand all of the terms of the above letter and freely and voluntarily accept and agree to all of its terms. I represent that, in agreeing to this offer letter, I am not relying on any representations or promises of any kind other than set forth in this letter.

/s/ Duane M. DeSisto
Duane M. DeSisto

12/22/15
Date Signed

1/5/16
Confirmed Start Date

Attachment One – Duane M. DeSisto

RELOCATION ASSISTANCE COVERAGE

All relocation expense coverage to be provided as part of your MannKind employment offer is outlined in this attachment. This relocation expense coverage is designed to offset most of the cost of your relocation. However, as a new employee, it is expected that you will make every effort to reduce or eliminate relocation expense wherever possible.

MannKind has contracted with NEI Global Relocation (NEI), a national relocation management firm, to oversee all aspects of your relocation. In order to minimize the relocation cost associated with your move, it is required that you use NEI approved Realtors in the sale of your home in the former location as well as the purchase of your home in the new location.

After you contact your MannKind Recruiter to initiate your relocation benefits, she/he will put you in contact with your NEI Account Executive.

Destination Services

NEI will schedule an Area Orientation and Tour in your new MannKind location in conjunction with your House Hunting Trip or upon arrival in the new location. The Area Orientation and Tour will be customized for your specific needs, as determined by a Family Needs Assessment conducted by your NEI Account Executive. The orientation may include information about commute times, school districts, shopping, recreational facilities, hospitals, etc. A Realtor will be assigned to you early in the process to assist you in the search for your new home.

House Hunting Trip

To assist you with your house hunting efforts, MannKind will arrange for up to two (2) house hunting trips consisting of round-trip airfare, ground transportation, hotel accommodations & $25.00 per diem (per adult) for food expenses for up to 5 days, for up to two adult household members. All travel should be arranged through Colpitts World Travel. More information is available at: http://www.colpittsmeetings.com/clientpages/mannkind/. An area orientation and tour will be conducted upon request.

Temporary Living Expenses

Temporary living lodging expense will be covered for a period of up to 90 days in MannKind approved lodging units. Since MannKind has contracted for these temporary living-lodging accommodations, there is no need to make arrangements on your own. Please contact your NEI Account Executive, at your earliest convenience, to secure your accommodations.

Moving Household Goods

MannKind will arrange for packing, moving, and unpacking of normal household possessions, including up to two automobiles. MannKind will also pay for up to 90 days storage of household goods, if necessary Your NEI Account Executive will initiate contact with the moving company and will handle all details with the company assigned to your move.

Home Marketing Assistance

Your NEI Account Executive will assist you with the home marketing efforts associated with the sale of your home in the former location. The sole purpose of Home Marketing Assistance is to sell your home at the best price possible in the shortest period of time under the guidance of real estate professionals. NEI will work directly with you and your Realtor to develop a marketing strategy for your particular home. Since the MannKind policy requires that you use a Realtor that is approved by NEI, please discuss your plans with your NEI Account Executive prior to listing your home.

Non-Recurring Home Sale Closing Costs

MannKind will reimburse you for the documented seller’s normal and customary, non-recurring closing costs associated with the sale of your home in the former location in an amount not to exceed $50,000.

Non-Recurring Home Purchase Closing Costs

MannKind will reimburse the buyer’s normal and customary, non-recurring closing costs associated with the purchase of a home in the “local area” when accompanied by receipts, not to exceed $5,000.

One-Way Travel Expenses

MannKind will arrange for one-way travel for you and your household members to take residence in the “local area.” If MannKind has arranged for your car to be moved by a moving company, MannKind will also pay for the rental of one automobile, for up to 14 days. All travel should be arranged through Colpitts World Travel. More information is available at: http://www.colpittsmeetings.com/clientpages/mannkind/.

Relocation Allowance

MannKind will provide you with a $3,000.00 relocation allowance to be used at your discretion, to cover incidental expenses associated with your move which are not covered in other sections of relocation coverage. Receipts or other accounting for the use of this allowance are not required.

Tax Gross-up Assistance

MannKind will provide for tax assistance (gross-up) in accordance with the MannKind gross-up policy.

Local Area

References to the “local area” generally means the new work site is a minimum of 50 miles from the employee’s current residence, and the move to the new residence reduces commuting time by at least 50%.

Duration of Relocation

This relocation expense coverage is intended to assist in getting you established in your new residence in the “local area” as quickly as possible. Therefore, it is required that all relocation assistance provided for in this attachment and all expense reimbursements for this assistance be completed within one year from your date of hire in your new location. This relocation benefit is provided to you in good faith, however, should you leave the company for any reason, except layoff, prior to completing one year of service, you will be required to repay the company all funds paid either directly to you or on your behalf for relocation purposes.